Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

Medalist Diversified REIT, Inc.

Richmond, Virginia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Medalist Diversified REIT, Inc. and subsidiaries (the “Company”) of our report dated March 24, 2020, relating to the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019, and the related notes and schedule III, which appears in the Company’s annual report on Form 10-K.

/s/ Cherry Bekaert LLP

Richmond Virginia

May 18, 2020